Name of Registrant:
Templeton Global Smaller Companies Fund

File No. 811-03143

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

I. The Board of Trustees of Templeton Global Smaller Companies Fund (the "Trust"), on behalf of Global Smaller Companies Fund
(the "Fund"), a series of the Trust, called a Special Meeting of Shareholders of the Fund (the "Meeting"), and was held at the offices of Franklin Templeton Investments, One Franklin Parkway,
San Mateo, California 94403-1906 on October 30, 2017, adjourned on December 15, 2017 and reconvened on December 29, 2017 at 10:00 a.m., Pacific time.

During the Meeting, shareholders of the Fund voted on the following
Proposals:

1.	To elect a Board of Trustees of the Trust.
2.	To approve an amended fundamental investment restriction regarding investments in commodities.

The results of the voting at the Special Shareholder Meeting are as follows:

Proposal 1.  The election of Board of Trustees for the Trust:





For	% Voted For	% For of Outstanding Shares
Withhold	% Voted Withhold	% Withhold of Outstanding
Shares
Harris J. Ashton	61,742,942	95.99%	50.52%	2,577,547	4.01%	2.11%
Ann Torre Bates		61,788,129	96.06%	50.56%	2,532,360	3.94%	2.07%
Mary C. Choksi		61,745,795	96.00%	50.52%	2,574,694	4.00%	2.11%
Edith E. Holiday	61,769,458	96.03%	50.54%	2,551,031	3.97%	2.09%
Gregory E. Johnson	61,695,233	95.92%	50.48%	2,625,255	4.08%	2.15%
Rupert H. Johnson, Jr.	61,742,727	95.99%	50.52%	2,577,762	4.01%	2.11%
J. Michael Luttig	61,680,806	95.90%	50.47%	2,639,683	4.10%	2.16%
David W. Niemiec	61,778,454	96.05%	50.55%	2,542,034	3.95%	2.08%
Larry D. Thompson	61,680,128	95.89%	50.47%	2,640,360	4.11%	2.16%
Constantine D. Tseretopoulos	61,832,488	96.13%	50.59%	2,488,000	3.87%	2.04%
Robert E. Wade		61,814,171	96.10%	50.58%	2,506,318	3.90%	2.05%


Proposal 2. To approve an amended fundamental investment restriction regarding investments in commodities.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker Non-Vote	%
Broker Non-Vote	Passed (Y or N)
46,728,592	72.65%	38.24%	2,384,056	3.71%	2,909,951	4.52%	12,297,890
19.12%	Y